Exhibit 99.1

Execution Version

Dated the 19th day of October 2015

(1) SKILLGREAT LIMITED

(the “Issuer”)

(2) VANTAGE GLOBAL HOLDINGS LTD

(“Vantage”)

(3) URANUS CONNECTION LIMITED

(the “Investor”)

AND

(4) YU DONG (于冬)
(the “Founder”)

INVESTMENT AGREEMENT

THIS AGREEMENT is made on the 19th day of October 2015

AMONG:

(1)                                 SKILLGREAT LIMITED, a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Issuer”), which is wholly owned by Vantage (as defined below);

(2)                                 VANTAGE GLOBAL HOLDINGS LTD, a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at Portcullis TrustNet (BVI) Limited of Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands (“Vantage”), which is wholly owned by Yu Dong;

(3)                                 Uranus Connection Limited, a company incorporated with limited liability under the laws of the British Virgin Islands with its registered office at NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands (the “Investor”); and

(4)                                 YU DONG (于冬), whose address is at Room 1, Floor 10, Building 14, Dongdaqiao Road, Chaoyang District, Beijing, P.R.C. (the “Founder”).

(The above parties are hereinafter known collectively as the “Parties” and individually as a “Party”.)

RECITALS:

(A)                               The Issuer has entered into a securities purchase agreement (as the same may be amended and supplemented from time to time subject to the terms hereof, the “Securities Purchase Agreement”) pursuant to which it will purchase from certain sellers (the “Sellers”) a number of Bona Shares and ADSs of Bona Film (collectively, the “Securities”) for an aggregate purchase price equal to the Aggregate Principal Amount.

(B)                               The Investor wishes to subscribe for the Notes (defined below) and the Issuer is willing to issue the Notes to the Investor in accordance with and subject to the terms herein.

(C)                               The Issuer shall use the proceeds from the issuance of the Notes for the sole purpose on funding the purchase of the Securities in accordance with the Securities Purchase Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               In this Agreement (including the recitals):

“Acceptance Period”	has the meaning given to it in Clause 6.5.

“Acquisition Transaction”	has the meaning given to the term “Transaction” in the Consortium Agreement.

“ADSs”	means American depositary shares;

“Affiliate”	means, in respect of a person, any person that directly or indirectly Controls, is Controlled by, or is under common Control with such person;

“Aggregate Principal Amount”	means the sum of the Loan Note Principal Amount and the Exchangeable Note Principal Amount.

“Bona Film”	means Bona Film Group Limited, a company incorporated in the Cayman Islands with limited liability, the ADSs of which are listed on the NASDAQ Stock Market LLC (ticker: BONA);

“Bona Shares”	means ordinary shares of Bona Film, par value of US$0.0005 each.

“Business Day”	means a day (other than a Saturday or Sunday or public holiday) on which banks are generally open for normal business in Hong Kong and the PRC;

“Closing”	means completion of the Subscription in accordance with Clause 5;

“Closing Date”

means October 22, 2015 (subject to the satisfaction or waiver of the conditions set forth in Clauses 3.1 and 3.2 of this Agreement) or such other date as the Investor and the Issuer may agree in writing, on which Closing takes place;

“Competitor”	means any person whose principal business is engaged in film distribution, film investment and production, talent agency or movie theatre business;

“Confidential Terms”	has the meaning given to it in Clause 8.1;

“Consortium Agreement”

means the Consortium Agreement, dated as of June 12, 2012, by and among the Issuer, the Founder, and certain other parties thereto (as the same may be amended or supplemented from time to time, subject to the terms hereof).

“Control”

of a person means (i) ownership of more than 50% of the shares in issue or other existing interest or registered capital of such person or (ii) the power to direct the management or policies of such person, whether through the ownership of more than 50% of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person through contractual arrangements or otherwise;

“Covenantors”	means, collectively, the Founder, Vantage and the Issuer, and “Covenantor” means any of them;

“Deed of Adherence”	means the deed of adherence to be entered into by a permitted transferee of the Investor who is not already a party to this Agreement in substantially the form set out in Exhibit 1 of this Agreement;

“Encumbrance”

means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third-party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Exchangeable Note”

means US$55,695,651.88 in principal amount of 0 per cent. coupon secured and guaranteed exchangeable note due 2018 to be issued by the Issuer pursuant to this Agreement, subject to and in accordance with the Notes Conditions;

“Exchangeable Note Principal Amount”	has the meaning given to it in Clause 2.1.

“Governmental Authority”

means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the PRC or any other country, including any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal and any self-regulatory organization; and the governing body of any securities exchange, in each case having competent jurisdiction;

“Holdco”	has the meaning given to it in the Consortium Agreement.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investor Allocated Equity”	has the meaning given to it in Clause 6.5.

“Investor Allocated Equity Commitment”	has the meaning given to it in Clause 6.5.

“Investor Parties”	has the meaning given to it in Clause 6.1.

“Loan Note”

means US$68,072,463.42 in principal amount of 9.25 per cent. coupon secured and guaranteed loan note due 2018 to be issued by the Issuer pursuant to this Agreement, subject to and in accordance with the Notes Conditions;

“Loan Note Principal Amount”	has the meaning given to it in Clause 2.1.

“Long-stop Date”	means October 30, 2015 or such later date as the Investor and the Issuer may agree in writing from time to time;

“Merger Agreement”	has the meaning given to it in the Consortium Agreement.

“Negotiation Period”	has the meaning given to it in Clause 6.5.

“New Loan”	has the meaning given to it in Clause 6.5.

“New Loan Agreement”	has the meaning given to it in Clause 6.5.

“New Loan Terms”	has the meaning given to it in Clause 6.5.

“Notes”	means collectively the Loan Note and the Exchangeable Note, or any or both of them (as the context may require);

“Notes Certificate”

means a certificate, substantially in the form set out in Schedule 2, issued in the name of the holder of one or more Notes and includes any replacement Notes Certificates issued pursuant to the Notes Conditions;

“Notes Conditions”	means the conditions of the Notes and the annexes attached thereto, in substantially the form set out in Schedule 2;

“Notes Security Documents”	means, collectively, the Share Charge and each other document required to be executed by the Covenantor under or in connection with the Share Charge; and a “Notes Security Document” means any of them;

“Obligor”	means each party to a Transaction Document (other than the Investor);

“Parties”	means the named parties to this Agreement and their respective successors, permitted assigns and legal personal representatives and “Party” means any of them;

“Pledged Share”	Means the Bona Shares pledged to the Investor to secure the Issuer’s obligations under the Notes, which shall initially consist of 4,517,085 Bona Shares;

“PRC”	means the People’s Republic of China, excluding for the purpose hereof, Hong Kong, the Macau Special Administrative Region and Taiwan;

“Securities”	Has the meaning given to it in Recital (A).

“Securities Purchase Agreement”	Has the meaning given to it in Recital (A).

“Share Charge”	means the share charge to be executed and delivered by the Issuer in respect of the Pledged Shares in favor of the Investor, substantially in the form set out in Schedule 3;

“Subscription”	means the subscription of the Notes under this Agreement;

“Surviving Company”	has the meaning given to it in the Consortium Agreement.

“Surviving Provisions”	means Clause 1 (Interpretation), Clause 8 (Confidentiality and Non-Disclosure), Clause 11 (Notices), Clause 12 (Costs) and Clause 15 (Governing law and dispute resolution);

“Transaction Documents”

means collectively, (i) this Agreement; (ii) the Notes Certificate and the Notes Conditions; (iii) the Notes Security Documents; and (iv) any other document designated as such by the Investor and the Issuer from time to time;

“Transfer”	means, directly or indirectly, sell, assign, transfer, pledge, mortgage, encumber or otherwise dispose of, through one or a series of transactions;

“Warranties”	means the representations and warranties on the part of the Covenantors as set out in Clause 4 and Schedule 1; and

“US$”	means the United States dollar, the lawful currency of the United States of America.

1.2                               In this Agreement:

(A)                               references to a person include any individual, firm, company, government, state or agency of a state or any association, trust, joint venture, consortium, partnership (whether or not having separate legal personality), a body corporate and an unincorporated association of persons;

(B)                               references to an individual include his estate and personal representatives;

(C)                               references to a Party include references to its successors, permitted assigns and legal personal representatives (immediate or otherwise);

(D)                               unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender;

(E)                                references herein to Clauses, Recitals, Schedules and Exhibits are to clauses and recitals of, and schedules and exhibits to, this Agreement; and all Recitals and Schedules form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement includes the Recitals and the Schedules;

(F)                                 references to a “Transaction Document” or other agreement or instrument are references to that Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated; and

(G)                               references to the “the knowledge” of a person are deemed to include knowledge, information, belief or awareness which that person would have if that person had made all due and proper enquiries.

1.3                               In this Agreement, any reference, express or implied, to an enactment includes references to:

(A)                               that enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the signature of this Agreement);

(B)                               any enactment which that enactment re-enacts (with or without modification);

(C)                               any subordinate legislation made (before or after signature of this Agreement) under any enactment, as re-enacted, amended, extended or applied as described in Clause 1.3(A) above, or under any enactment referred to in Clause 1.3(B) above; and

(D)                               provided that no such enactment or subordinate legislation made after the date of this Agreement shall increase the liability of any party under this Agreement, and “enactment” includes any legislation in any jurisdiction.

1.4                               The expressions “holding company” and “subsidiary” have the meaning given in the Companies Ordinance (Chapter 622) of the Laws of Hong Kong.

1.5                               The index and headings in this Agreement do not affect its interpretation.

1.6                               Unless the context otherwise requires, references to time of the day are to that time in Hong Kong.

1.7                               All representations, warranties, covenants, agreements and obligations given or entered into by the Covenantors under this Agreement are given or entered into jointly and severally as between them.

1.8                               Any certification or determination by the Investor of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

2.                                      INVESTMENT

2.1                               Subject to the fulfillment (or waiver) of all the conditions precedent set out in Clause 3.1 and 3.2, at Closing, the Investor shall subscribe and pay for, and the Issuer shall issue to the Investor, (i) US$68,072,463.42 in aggregate principal amount of the Loan Note (the “Loan Note Principal Amount”) at the issue price of 100 per cent. of the principal amount of the Loan Note and (ii) US$55,695,651.88 in aggregate principal amount of the Exchangeable Note (the “Exchangeable Note Principal Amount”) at the issue price of 100 per cent. of the principal amount of the Exchangeable Notes.

3.                                      CONDITIONS PRECEDENT

3.1                               The obligations of the Investor to proceed with Closing under Clause 5 are conditional on (unless waived by the Investor in accordance with Clause 3.4):

(A)                               each of the Warranties shall be true, accurate, correct and not misleading, in each case, as of the date of this Agreement and the Closing Date, as though made on, or at, and as of such date or time, except, to the extent such Warranty is expressly made as of a specific date, in which case, such representation or warranty shall be true and correct as of such specific date only;

(B)                               all necessary governmental, regulatory and corporate authorizations as well as third-party approvals and consents required to be obtained by the Covenantors having been obtained for the entering into of this Agreement and the performance of the obligations undertaken by them respectively hereunder and the transactions contemplated hereunder;

(C)                               each of the Covenantors having performed in all material respects all of its obligations under the Transaction Documents to which it is a party required to be performed by it on or prior to Closing Date;

(D)                               there has been no material breach or threatened material breach by any of the parties to the Securities Purchase Agreement of their respective covenants and obligations thereunder;

(E)                                the Securities Purchase Agreement remains in full force and effect with no amendments or waivers (except as permitted by the Investor or any amendments solely in connection with the conversion of ADSs to/from Bona Shares by the Sellers);

(F)                                 no events or circumstances exist that would reasonably be expected to cause any of the conditions to the closing of the Securities Purchase Agreement to not be satisfied by the Long Stop Date; and

(G)                               no notice, order, judgment, action or proceeding of any court, arbiter, Governmental Authority, statutory or regulatory body having been served, issued or made which restrains, prohibits or makes unlawful any transaction contemplated by any of the Transaction Documents or which is likely to affect the right of the Investor to own the legal and beneficial title to the Notes, free from Encumbrances, following the Closing.

3.2                               The obligations of the Issuer to proceed with Closing under Clause 5 are conditional on (unless waived by the Investor in accordance with Clause 3.5):

(A)                               each of the warranties made by the Investor in Clause 4.3 shall be true, accurate, correct and not misleading ;

(B)                               all necessary governmental, regulatory and corporate authorizations as well as third-party approvals and consents required to be obtained by the Investor having been obtained for the entering into of this Agreement and the performance of the obligations undertaken by them respectively hereunder and the transactions contemplated hereunder;

(C)                               the Investor having performed in all material respects all of its obligations under the Transaction Documents to which it is a party required to be performed by it on or prior to Closing Date; and

(D)                               no notice, order, judgment, action or proceeding of any court, arbiter, Governmental Authority, statutory or regulatory body having been served, issued or made which restrains, prohibits or makes unlawful any transaction contemplated by any of the Transaction Documents.

3.3                               Each of the Covenantors shall use its commercially reasonable endeavors to ensure fulfillment of the conditions set out in Clause 3.1 as soon as possible after the date of this Agreement but in any event no later than the Long-stop Date. The Investor shall use its commercially reasonable endeavors to ensure fulfillment of the conditions set out in Clause 3.2 as soon as possible after the date of this Agreement but in any event no later than the Long-stop Date.

3.4                               The Investor may waive (to the extent legally permissible) all or any of the conditions in Clause 3.1 in whole or in part at any time by notice in writing to the Issuer prior to the Closing Date.

3.5                               The Issuer may waive (to the extent legally permissible) all or any of the conditions in Clause 3.2 in whole or in part at any time by notice in writing to the Investor prior to the Closing Date.

3.6                               If Closing shall not have occurred on or before the Long-stop Date, any Party may terminate this Agreement without liability to any other Party, provided that such right of termination shall not be available to a Party if the failure of the Closing to have been consummated on or before the Long-stop Date was primarily due to the breach or failure of such Party to perform in a material respect any of its obligations under this Agreement, provided further that (a) the Surviving Provisions shall continue in force following the termination of this Agreement; and (b) the termination of this Agreement shall be without prejudice to the rights of any Party against any other Party for breach of this Agreement.

4.                                      WARRANTIES, INDEMNITIES AND UNDERTAKINGS

4.1                               Each of the Covenantors hereby jointly and severally represents and warrants to the Investor that as at the date hereof and as of the Closing Date, the Warranties set out in Schedule 1 is true and accurate.

4.2                               The Covenantors acknowledge that the Investor has entered into this Agreement in reliance upon the Warranties and have been induced by them to enter into this Agreement.

4.3                               The Investor hereby represents and warrants to the Issuer that as at the date hereof and as at the Closing Date:

(A)                               it is a company duly incorporated and validly existing under the laws of its incorporation;

(B)          it has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. All corporate or other action on the part of the Investor necessary for authorizing the execution and delivery of, and the performance by it of all its obligations under the Transaction Documents has been taken or will be taken prior to the Closing.

(C)          This Agreement has been, and each other Transaction Documents to which the Investor is a party, when executed and delivered will be, duly executed and delivered by the Investor and is a valid and binding obligation of the Investor enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles; and

(D)          the execution and delivery of each Transaction Document to which the Investor is a party does not and shall not:

(i)            conflict with or constitute a material default under or a material breach of any provision of any agreement or instrument to which the Investor is a party; or

(ii)           the constitutional and corporate documents of the Investor; or

(iii)          any order, judgement, decree, ordinance or regulation or any other restriction of any kind by which the Investor is bound.

5.             CLOSING

5.1          The Investor shall, subject to the fulfillment or waiver of all the conditions precedent set out in Clause 3.1, subscribe for and, the Issuer shall, subject to the fulfillment or waiver of all the conditions precedent set out in Clause 3.2, issue to it (i) US$68,072,463.42 in aggregate principal amount of the Loan Note and (ii) US$55,695,651.88 in aggregate principal amount of the Exchangeable Note at Closing.

5.2          Subject to the fulfillment (or as the case may be, waiver) of the conditions precedent as set out in Clause 3.1 and Clause 3.2, Closing shall take place remotely via exchange of signature pages electronically on the Closing Date at 10:00 a.m. or such other time and/or place or in such other manner as the Investor and the Issuer may agree.

5.3          At Closing, the Issuer shall, subject to compliance by the Investor with its obligations under Clause 5.4, the Issuer shall:

(A)          issue to the Investor the Loan Note and the Exchangeable Note; and

(B)          deliver to the Investor:

(a)           the Note Certificates in respect of the Notes; and

(b)           a copy of the board resolutions of the Issuer approving the entering into and authorizing the execution and performance of each Transaction Document to which it is a party.

5.4          At Closing, subject to compliance by the Issuer with its obligations under Clause 5.3, the Investor shall pay to the Issuer an amount equal to the Aggregate Principal Amount, by wire transfer of immediately available funds in US$ to an account designated by the Issuer;

5.5          Without prejudice to any other remedies available to any Party, if the provisions of Clause 5.3 or Clause 5.4 are not complied with in any respect by the relevant Party on Closing, each other Party may in its sole and absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the other Party:

(A)          defer Closing to such other date as it may specify in such notice, such deferred Closing Date to be no later than the date falling five (5) Business Days after the original Closing Date (and so that the provisions of this Clause 5.5 shall apply to Closing as so deferred);

(B)          waive all or any of the requirements contained or referred to in Clause 5.3 or Clause 5.4 (as the case may be) at its discretion (and without prejudice to its rights under this Agreement) and proceed to effect Closing so far as practicable; or

(C)          terminate this Agreement, in which case, this Agreement shall cease to be of any effect between the Parties except that the Surviving Provisions shall continue in force following the termination of this Agreement and the termination of this Agreement shall be without prejudice to the rights and obligations of the Parties accrued prior to such termination.

6.             UNDERTAKINGS AND COVENANTS

6.1          Undertakings: each of the Covenantors hereby undertakes to the Investor:

(A)          after the entire proceeds of the Notes (the “Proceeds”) are funded in accordance with the Investment Agreement, such Covenantor shall cause the Proceeds to be paid to the Sellers solely for the purpose to fund the purchase of the Securities in accordance with the Securities Purchase Agreement;

(B)          upon the closing under the Securities Purchase Agreement (the “SPA Closing”), the Issuer shall execute and deliver, and the Founder and Vantage shall procure the Issuer to execute and deliver, the Share Charge and each other document required to be executed and/or delivered by the Share Charge (in accordance with the terms thereof within 30 calendar days following the SPA Closing); and

(C)          in the event that the Proceeds are funded in accordance with the Investment Agreement and the SPA Closing has not occurred on or prior to the Long Stop Date, unless otherwise agreed by the Investor, the Investor shall, and the Founder and Vantage shall procure the Issuer to, take all actions necessary to promptly repay the entire Proceeds to the Investor within three business days after the Long Stop Date, it being understood that, notwithstanding the terms of the Investment Agreement or the Notes, the Investor shall not be obligated to pay any interest on the Proceeds between the Closing Date and the date of such repayment.

6.2          Certain Covenants relating to the Securities Purchase Agreement:

(A)          the Founder and the Issuer should not be permitted to amend or waive any provisions of the Securities Purchase Agreement without the Investor’s prior written consent (except any amendments solely in connection with the conversion of ADSs to/from Bona Shares by the Sellers);

(B)          the Covenantors undertake to use their reasonable efforts to cause the consummation of the transactions contemplated under the Securities Purchase Agreement as soon as practicable following the Closing, and no later than the Long Stop Date;

(C)          the Covenantors shall provide general information rights relating to the Securities Purchase Agreement to the Investor, including but limited to prompt notice of any developments relating to the Securities Purchase Agreement, keeping the Investor fully informed of the status of closing under the Securities Purchase Agreement, any communications with the counterparties under the Securities Purchase Agreement.

6.3          Before the Notes are fully redeemed and without the Investor’s prior written consent:

(A)          the Founder undertakes to remain as the sole shareholder of Vantage and not to Transfer an interest in any securities in Vantage, except as expressly contemplated under the Transaction Documents;

(B)          Vantage undertakes to remain as the sole shareholder of the Issuer and not to Transfer an interest in any securities in the Issuer except as expressly contemplated under the Transaction Documents; and

(C)          the Issuer undertakes not to Transfer an interest in any Bona Shares it holds or will hold except (i) as expressly contemplated under the Transaction Documents, or (ii) any Transfer of Bona Shares or any interest in Bona Shares representing no more than 10% of the outstanding Bona Shares as of the date hereof.

6.4          After the Closing, each of the Covenantors will use their respective commercially reasonable efforts to (A) cause the Investor or its designated Affiliate(s) (collectively, the “Investor Parties”) to become a party to the Consortium Agreement by entering into an amendment to the Consortium Agreement with other parties thereto on terms reasonably acceptable to the Investor and participate as an equity sponsor in the buyer consortium formed for purpose of undertaking the Acquisition Transaction (subject to the terms and conditions of the Consortium Agreement) as soon as practicable, and (B) cause an individual designed by the Investor Parties to be appointed to the board of directors of the Holdco and the Surviving Company (as defined in the Consortium Agreement), in each case after the closing of the Acquisition Transaction if and only if (i) the Investor Parties provided (x) the Issuer with the New Loan in accordance with the terms of the New Loan Agreement and (y) the Investor Allocated Equity Commitment to Holdco in the Acquisition Transaction, and (ii) the Investor Parties hold an aggregate amount of share capital of Holdco representing at least 10% of the total outstanding share capital of Holdco immediately following the closing of  the Acquisition Transaction.

6.5          The Issuer shall ensure that the Issuer and the Investor Parties as equity sponsors in the buyer consortium in the Acquisition Transaction in aggregate are entitled to subscribe for equity interest in Holdco for an aggregate cash amount that is sufficient for Holdco to acquire at least 6,480,469 Ordinary Shares, of which the Issuer shall cause the Investor Parties to be entitled to subscribe for equity interest in Holdco (the “Investor Allocated Equity”) for an aggregate cash price (the “Investor Allocated Equity Commitment”) that is sufficient for Holdco to acquire at least 2,916,212 Ordinary Shares in the Acquisition Transaction. The Issuer shall, prior to the execution of the Merger Agreement, provide the Investor Parties a term sheet, setting forth the material terms and conditions (the “New Loan Terms”) of a loan agreement (the “New Loan Agreement”) pursuant to which the Investor Parties may, at their sole discretion, provide to the Issuer for a term loan (the “New Loan”). The New Loan Terms shall include, among other material terms and conditions, the following terms: (A) the principal amount of the New Loan shall be at least US$97,660,641.80 (subject to adjustment to reflect the final per Ordinary Share merger consideration set forth in the Merger Agreement) that is sufficient for the Issuer to contribute to Holdco to acquire at least 3,564,257 Ordinary Shares in the Acquisition Transaction, (B) simple (non-compounded) interest shall accrue on the outstanding principal amount of the New Loan at a rate of 9.25% per annum, and shall be payable on the maturity date of the New Loan, (C) the maturity date for the New Loan, which shall be a date that is no later than the 10th anniversary of the funding date of the New Loan, and

(D) the New Loan shall be funded prior to the closing of the Acquisition Transaction.   After receiving the New Loan Terms from the Issuer, the Investor Parties shall have a period of 10 Business Days (the “Acceptance Period”) to irrevocably accept the New Loan Terms, and then the Issuer and the Investor Parties shall have a further period of 12 Business Days (the “Negotiation Period”) to enter into the New Loan Agreement that is consistent with the New Loan Terms. If the New Loan Agreement is entered into prior to the execution of the Merger Agreement, (1) the Investor Parties shall also undertake, concurrently with the execution of the Merger Agreement, to subscribe for the Investor Allocated Equity for an aggregate cash price equal to the Investor Allocated Equity Commitment at the closing of the Acquisition Transaction, and (2) the maturity date for each of the Notes shall, at the sole election of the Issuer, be extended to the maturity date of the New Loan set forth in the New Loan Agreement. For the avoidance of doubt, in the event that the Investor Parties fail to irrevocably accept the New Loan Terms within the Acceptance Period, or the New Loan Agreement is not entered into within the Negotiation Period (not as a result of any fault of the Issuer, the Founder or their respective affiliates), the Investor Parties shall not be entitled to subscribe for the Investor Allocated Equity in the Acquisition Transaction.

6.6          The Issuer shall pledge 4,517,085 Bona Shares under the Share Charge upon the closing of the Securities Purchase Agreement free and clear of all Encumbrances (other than the Share Charge) to secure the Issuer’s obligations under the Notes. Upon the exchange of the Exchangeable Note in accordance with the terms thereof, the Investor shall procure the release of 2,032,689 Bona Shares upon the full exchange of the Exchangeable Note. After the termination of “variable interest entity” structure of Bona Film (as evidenced by the termination of each of the Exclusive Technology and Consulting Service Agreements, the Equity Pledge Agreements, Loan Agreement and the Voting Trust and Equity Purchase Option Agreement entered into between Bona New World Media Technology Co., Ltd., on the one hand, and certain affiliated consolidated entities of Bona Film, the shareholders thereof and/or the Founder, on the other hand), upon the redemption of all or a portion of any of the Notes, the Investor shall procure the release of a number of Pledged Shares (expressed as a percentage of the total number of Pledged Shares pledged under the Share Charge immediately prior to such redemption) equal to the ratio between the principal amount of the Notes so redeemed to the then outstanding principal amount of the Notes.  The Pledged Shares shall also be released in accordance with the Share Charge.

6.7          Immediately prior to the closing of the Acquisition Transaction, the Investor shall procure the release of all of the Pledged Shares then pledged under the Share Charge, and the Investor and the Issuer shall enter into a share charge in respect of a corresponding number of equity interest in Holdco that is substantially similar to the Share Charge immediately after the closing of the Acquisition Transaction.

7.             GUARANTEE AND INDEMNITY

7.1          The Founder irrevocably and unconditionally:

(A)          guarantees to the Investor the punctual performance by the Covenantors of all their obligations under the Transaction Documents;

(B)          undertakes with the Investor that, whenever any Covenantor does not pay any amount when due under or in connection with any Transaction Document, he must immediately on demand by the Investor pay that amount as if he were the principal Covenantor; and

(C)          indemnifies as an independent and primary obligation the Investor immediately on demand against any cost, loss or liability suffered by it if any obligation guaranteed by him is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount that the Investor would otherwise have been entitled to recover.

7.2          This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable and all other obligations to be performed by the Covenantors under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

7.3          If any discharge (whether in respect of the obligations of the Covenantors or any security for those obligations or otherwise), release or arrangement is made in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of the Founder under this Clause 6 shall continue or be reinstated as if the discharge, release or arrangement had not occurred. The Investor may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

7.4          The obligations of the Founder under this Clause 6 shall not be affected by any act, matter, omission or thing which, but for this provision, would reduce, release or prejudice any of his obligations under this Clause 6 (without limitation and whether or not known to it or the Investor). This includes:

(A)          any time, consent or waiver granted to, or composition with, any person;

(B)          any release of any person under the terms of any composition or arrangement;

(C)          the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(D)          any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(E)           any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(F)           any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Transaction Document or any other document or security;

(G)          any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Transaction Document or any other document or security; or

(H)          any insolvency or similar proceedings.

7.5          The Founder waives any right he may have of first requiring the Investor (or any trustee or agent on its respective behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Investor under this Clause 6. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

7.6          Until all amounts which may be or become payable by the Covenantors under the Transaction Documents have been irrevocably paid in full, the Investor (or any trustee or agent on its respective behalf) may without affecting the liability of the Founder under this Clause 6:

(A)          refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts; or

(B)          apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(C)          hold in an interest-bearing suspense account any moneys received from the Founder or on account of the Founder’s liability under this Clause.

7.7          Unless:

(A)          all obligations of the Covenantors under the Transaction Documents have been fully performed; or

(B)          the Investor otherwise directs or consents,

the Founder shall not:

(a)           take the benefit (in whole or in part whether by way of subrogation or otherwise) of any rights, security or moneys held, received or receivable by the Investor (or any trustee or agent on its behalf);

(b)           be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Founder’s liability under this Clause 6;

(c)           bring legal or other proceedings for an order requiring any Covenantor to make any payment or perform any obligation, in respect of which the Founder has given a guarantee, undertaking or indemnity;

(d)           claim, rank, prove or vote as a creditor of the Issuer or its estate in competition with any Investor (or any trustee or agent on its behalf); or

(e)           receive, claim or have the benefit of any payment, distribution or security from or on account of any Covenantor, or exercise any right of set-off as against any Covenantor.

The Founder shall hold on trust for and immediately pay or transfer for the Investor any payment or distribution or benefit of security received by it contrary to this Clause 7.7 or in accordance with any directions given by the Investor under this Clause 7.7.

7.8          This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Investor.

7.9          Indemnity

(A)          Each of the Covenantors hereby agrees to severally and jointly, indemnify and hold harmless the Investor Parties and their officers, directors, employees, agents, representatives and attorneys (the “Covenantor Indemnified Persons”, each a “Covenantor Indemnified Person”) against any and all damages, losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each such Covenantor Indemnified Person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such Covenantor Indemnified Person or whether incurred by such Covenantor Indemnified Person in any action or proceeding) (collectively, “Losses”) incurred or suffered by each Covenantor Indemnified Person, insofar as such Losses arise out of or are based upon any breach by such Covenantor of any representation and warranty made by such Covenantor contained in this Agreement or any breach or non-fulfillment of any undertaking, covenant or obligation to be performed by such Covenantor under this Agreement.

(B)          The Investor hereby agrees to  indemnify and hold harmless each of the Covenantors and their officers, directors, employees, agents, representatives and attorneys (the “Investor Indemnified Persons”, each a “Investor Indemnified Person”) against any and all Losses incurred or suffered by each Investor Indemnified Person, insofar as such Losses arise out of or are based upon any breach by the Investor of any representation and warranty made by the Investor contained in this Agreement or any breach or non-fulfillment of any undertaking, covenant or obligation to be performed by the Investor under this Agreement.

8.             CONFIDENTIALITY AND NON-DISCLOSURE

8.1          The terms and conditions of this Agreement, including its exhibits, annexes and schedules (collectively, the “Confidential Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

8.2          Notwithstanding the foregoing, any Party may disclose the existence of this Agreement or any of the Confidential Terms as required by law, rule, regulation (including rules of applicable stock exchange) or as ordered to do so by a court of competent jurisdiction (including, without limitation, the disclosure of the Confidential Terms in, and the filing of the Transaction Documents as exhibits to, a schedule 13D or amended schedule 13D with the Securities and Exchange Commission of the United States), any litigation, arbitration, administrative or other investigations, proceedings or disputes or to its Affiliates, employees, investment bankers, lenders, partners, accountants and attorneys and other professional advisers, in each case only where such persons or entities are under appropriate non-disclosure obligations. Without limiting the generality of the foregoing, any Party (other than the Investor) may disclose the Confidential Terms upon obtaining the written approval of the Investor and the Investor may disclose the Confidential Terms upon obtaining the written approval of the Issuer.

9.             ASSIGNMENT

9.1          The Investor may not assign or transfer the benefits, rights and obligations under this Agreement to any third party without the prior written approval of the Issuer, provided that at any time the Investor shall be entitled to assign or transfer the benefits, rights and obligations under this Agreement to any of its Affiliates without prior written approval of the Issuer in connection with a Transfer of any Note to any of its Affiliates in accordance with the terms thereof, provided further, that no assignment or transfer hereunder shall be made by the Investor to a Competitor or any Affiliate of a Competitor without prior written consent of the Issuer.  In connection with any transfer by the Investor, unless the transferee is already a party to this Agreement, the Investor shall procure the transferee to execute the Deed of Adherence to agree to be bound by all of the terms of this Agreement and each other Transaction Document applicable to the Investor and all terms of the each Transaction Document applicable to a holder of any Note.

9.2          No Covenantor shall assign or transfer the benefits, rights and obligations under this Agreement without the prior written consent of the Investor.

10.          GENERAL

10.1        The provisions contained in each Clause shall be enforceable independently of each of the others and their validity shall not be affected if any of the others is invalid; if any provision is void but would be valid if some part of it were deleted, the provision shall apply with such modification as may be necessary to make it valid.

10.2        This Agreement may be executed (including by facsimile signatures) in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party may enter into this Agreement by executing a counterpart.

10.3        Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of any other Party for any purpose.

10.4        Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by two or more of the Parties they shall be jointly and severally responsible in respect of it.

10.5        No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under the Transaction Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  Subject to other provisions in the Transaction Documents, the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.          NOTICES

11.1        Any notice or other communication to be given under this Agreement shall be in writing and may be delivered in person, or sent by prepaid mail (or airmail if sent to another country) or facsimile to the relevant party at its address appearing in this Agreement as follows:

(A)          in the case of the Covenantors at:

Address	:	18/F Tower 1, U-town Office Building, No.1 San Feng Bei Li, Chaoyang District, Beijing 100020, China
Fax	:	+86-10-5631-0828
Attention	:	Zou Menglei

(B)          in the case of the Investor Parties at:

Address	:	37/F, Yin Tai Centre, Office Tower, No.2 Jiangguomenwai Avenue, Chaoyang District, Beijing 100022, China
Fax	:	+86-10-6563 4201
Attention	:	Geng Ke

or at such other address or facsimile number as it may notify to the other parties under this Clause.

11.2        Unless there is evidence that it was received earlier, a notice or communication is deemed given if:

(A)          delivered in person, when left at the address referred to in Clause 11.1;

(B)          sent by prepaid registered post or courier, three (3) Business Days (or five (5) Business Days if sent by airmail) after posting it; and

(C)          sent by facsimile, when confirmation of its transmission has been recorded by the sender’s fax machine.

12.          TAXES AND COSTS

12.1        Each Party shall be responsible for the payment of its own taxes of any nature that is required by any applicable law, rule or regulation to be paid by it arising out of the transactions contemplates by the Transaction Documents. The Issuer will reimburse the Investor or its affiliate(s) to the extent that any of the payments by the Issuer to the Investor under the Transactions Documents are subject to any withholding taxes, stamp duties, transfer taxes or other tax liabilities. For the avoidance of doubt, the Investor shall not be responsible to the payment of tax of any nature arising out of the transactions contemplated by the Securities Purchase Agreement. In addition, the Investor shall not be responsible for and the Issuer shall hold harmless the Investor as to any indemnification or any liabilities arising out of the transactions contemplated by the Securities Purchase Agreement.

12.2        Each Party shall bear its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and all ancillary matters.

13.          WHOLE AGREEMENT

13.1        This Agreement and the Transaction Documents contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the Parties relating to these transactions.

13.2        Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of any other Party before the signature of this Agreement. Each Party waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this Clause shall limit or exclude any liability for fraud.

14.          FURTHER ASSURANCE

Each Party agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as one of the other Parties may reasonably require to implement and/or give effect to this Agreement and the matters contemplated by this Agreement.

15.          GOVERNING LAW AND DISPUTE RESOLUTION

15.1        This Agreement (including this dispute resolution clause) is governed by and shall be construed in all respects in accordance with the laws of Hong Kong without regard to conflict of law principles that would result in the application of any law other than the laws of Hong Kong. Any dispute arising from this Agreement or relating to this letter, shall be resolved through amicable consultations. In the event that all parties are unable to resolve the dispute through consultations, the dispute shall be finally resolved by arbitration. The arbitration shall be conducted in Hong Kong in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force (as amended from time to time) when the notice of arbitration is submitted in accordance with the said Rules. The place of arbitration shall be the Hong Kong International Arbitration Centre and there shall be one (1) arbitrator. The arbitration proceedings shall be conducted in Chinese.

16.          SPECIFIC PERFORMANCE

16.1        The Parties agree and acknowledge that a Party with rights under this Agreement may be irreparably harmed by any breach of its terms and that damages alone may not necessarily be an adequate remedy. Accordingly, a Party bringing a claim under this Agreement will be entitled to seek the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms, and no proof of special damages will be necessary to enforce this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

(Signatures appear on the following pages)

EXECUTION PAGE

The Issuer

SIGNED by	/s/ Dong Yu	)
)
for and on behalf of		)
SKILLGREAT LIMITED		)
)
)
Vantage

SIGNED by	/s/ Dong Yu	)
)
for and on behalf of		)
VANTAGE GLOBAL HOLDINGS LTD		)
)
)
The Founder

SIGNED, SEALED AND DELIVERED		)
by	/s/ Dong Yu	)

The Investor

SIGNED by	/s/ Yao Sun	)
)
for and on behalf of		)
URANUS CONNECTION LIMITED		)

SCHEDULE 1

WARRANTIES

1.                                      Capacity

1.1                               Each Covenantor has the requisite power and authority to enter into and to perform each Transaction Document to which it is a party. All corporate or other action on the part of each Covenantor necessary for authorizing the execution and delivery of, and the performance by it/him of all its or his obligations under the Transaction Documents has been taken or will be taken prior to the Closing.

1.2                               This Agreement has been, and each other Transaction Documents when executed and delivered will be, duly executed and delivered by each of the Covenantors who is a party to such Transaction Document and is a valid and binding obligation of such Covenantor enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

1.3                               The obligations of each Covenantor under the Transaction Documents to which it is a party rank and shall rank at least pari passu with all its/his other unsubordinated and unsecured obligations, except for obligations mandatorily preferred by law applying to companies or individually generally.  The Notes shall at all times remain direct and first-priority secured obligations of the Issuer ranking pari passu as against the assets of the Issuer without any preference among themselves and senior in right and priority of payment to all other present and future unsecured indebtedness (actual or contingent) of the Issuer (except as otherwise required by law).

1.4                               Compliance with the terms of each Transaction Document does not and shall not conflict with or constitute a default under or a breach of any provision of:

(a)                                 any agreement or instrument to which any Covenantor is a party; or

(b)                                 the constitutional and corporate documents of any Covenantor; or

(c)                                  any order, judgement, decree, ordinance or regulation or any other restriction of any kind by which any Covenantor is bound.

2.                                      Ownership of the Shares

2.1                               Immediately prior to the Closing, the Founder is the legal and beneficial owner of 100% of the issued share capital of the Issuer free from all Encumbrance. The Bona Shares charged under the Share Charge are free from all Encumbrance except Encumbrance created under the Transaction Documents.

3.                                      Founder

3.1                               The Founder is able to pay his debts when they fall due.

3.2                               The Founder is of full age and of sound mind and has full capacity to enter into and perform his obligations under this Agreement and other Transaction Documents to which he is a party.

4.                                      Others

4.1                               Securities Purchase Agreement is legally binding on the Convenantors and enforceable against the Covenantors in accordance with its terms and remains in full force and effect and there is no breach or termination of the Securities Purchase Agreement.

4.2                               Upon the full exchange of the Exchangeable Note, certain amount of Bona Shares or equity interests in Holdco (as the case maybe) to be transferred to the holder of the Exchangeable Note as specified in the Notes Conditions will be validly issued, fully paid up, without Encumbrances.

SCHEDULE 2

FORM OF NOTES CERTIFICATE AND CONDITIONS

SKILLGREAT LIMITED
(incorporated in the British Virgin Islands with limited liability)

US$68,072,463.42 9.25 PER CENT. SECURED AND GUARANTEED LOAN NOTE DUE 2018

Issued pursuant to a resolution of its Board of Directors of SKILLGREAT LIMITED (the “Issuer”) passed on October 22, 2015.

THE ISSUER HEREBY CERTIFIES that Uranus Connection Limited is the holder of US$68,072,463.42 in principal amount of the above-mentioned Loan Note (this “Note”). This Note is issued with the benefit of and subject to the provisions of the terms and conditions (the “Conditions”) attached hereto which shall form an integral part of this Certificate.

For value received, the Issuer promises to pay the holder of this Note in respect of which this Certificate is issued such amount or amounts as shall become due in respect of this Note and otherwise to comply with the Conditions.

This Note is irrevocably and unconditionally guaranteed by the Founder (as defined in the Conditions) and has the benefits of the Collateral (as defined in the Conditions).

Any reference herein to the Conditions is to the terms and conditions of this Note attached hereto and any reference to a numbered Condition is to the correspondingly numbered provision thereof.

This Certificate shall not be valid for any purpose until executed by the Issuer.

This Note is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

GIVEN under the common seal of SKILLGREAT LIMITED this 22nd day of October 2015.

Director

Notes:

This Note cannot be transferred to bearer on delivery and is only transferable to the extent permitted by Condition 4. This Certificate must be delivered to the specified office of the Issuer for cancellation and reissue of an appropriate Certificate in the event of any such transfer.

TERMS AND CONDITIONS OF THE NOTE

1.                                      Interpretation

1.1                               In these Conditions, the following terms and expressions shall, unless the context otherwise requires, have the following meanings:

“Collateral” means the Security Interests created by the Notes Security Documents and the property, rights and interests over which such Security Interests are given;

“Default Interest Rate” has the meaning given to it in Condition 6.5;

“Event of Default” has the meaning given to it in Condition 7;

“Founder” means Mr. Yu Dong (于冬);

“Guarantee” means the guarantee given by the Founder in favor of the Investor pursuant to clause 7 of the Investment Agreement;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investor” means Uranus Connection Limited, company incorporated in the British Virgin Islands;

“Interest Rate” has the meaning given to it in Condition 3;

“Investment Agreement” means the investment agreement dated October 19, 2015 entered into between the Issuer, the Founder and the Investor pursuant to which the Issuer agreed to issue this Note;

“Issue Date” means October 22, 2015, being the date on which this Note was first issued;

“Maturity Date” means October 22, 2018, as may be extended pursuant to Clause 6.5 of the Investment Agreement;

“Noteholder” means a holder of this Note who is the Investor or a transferee of this Note pursuant to a Transfer permitted by Condition 4.

“Redemption Date” has the meaning given to it in Condition 5.3.

“Security Interests” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

“Specified Office” has the meaning given to it in Condition 11;

“United States Dollar” or “US$” means the lawful currency for the time being of the United States of America; and

“Vantage” means Vantage Global Holdings Ltd, a company incorporated with limited liability under the laws of the British Virgin Islands, which is wholly owned by the Founder.

1.2                               Any capitalized terms used but not defined herein shall have the same meanings as given to them under the Investment Agreement.  Condition headings in these Conditions are included for convenience of reference only and shall not constitute a part of this Note for any other purpose.  The Annex to this Certificate form part of this Certificate and shall be read accordingly.

1.3                               References to :

1.3.1                     costs, charges or expenses include any withholding, value added, turnover or similar tax charged in respect thereof;

1.3.2                     an action, remedy or method of judicial proceedings for the enforcement of rights of creditors include references to the action, remedy or method of judicial proceedings in jurisdiction other than Hong Kong as shall most nearly approximate thereto; and

1.3.3                     a contract, document or security is to that contract, document or security as amended, novated, supplemented, restated or replaced from time to time.

1.4                               In these conditions, the expression “subsidiary” shall have the same meaning as defined in the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

1.5                               Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the Issue Date) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.  References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

2.                                      Covenant to Pay, Status, Guarantee and Collateral

2.1                               The Issuer shall when this Note becomes due to be redeemed, unconditionally pay to or to the order of the Noteholder in United States Dollars in immediately available funds the principal amount of this Note becoming due on such date together with any premium and unpaid interest due and payable in respect thereof in accordance with these Conditions.

2.2                               This Note constitutes senior, direct, unconditional and secured obligations of the Issuer and shall, save for such exceptions as may be provided by mandatory provisions of applicable law, at all times rank pari passu and without any preference or priority among themselves. The obligations of the Founder under the Guarantee shall, save for such exceptions as may be provided by mandatory provisions of applicable law, at all times rank at least equally with all of his other present and future senior, direct, unsubordinated, unconditional and unsecured obligations.

2.3                               This Note shall have the benefit of the Collateral subject to the provisions of the Notes Security Documents.

2.4                               The due payment of all sums expressed to be payable by the Issuer under this Note has been unconditionally and irrevocably guaranteed by the Founder in accordance with the terms of the Guarantee.

2.5                               The obligations of the Issuer under the Transaction Documents are initially secured by the Security Interests granted by the Covenantors, as evidenced by the Notes Security Documents, in accordance with and subject to the provisions in the Notes Security Documents.

3.                                      Interest

The outstanding principal amount of this Note shall bear simple interest from and including the Issue Date at the rate of 9.25 per cent. per annum (the “Interest Rate”) payable on the Maturity Date, provided that if the termination of “variable interest entity” structure of Bona Film (as evidenced by the termination of each of the Exclusive Technology and Consulting Service Agreements, the Equity Pledge Agreements, Loan Agreement and the Voting Trust and Equity Purchase Option Agreement entered into between Bona New World Media Technology Co., Ltd., on the one hand, and certain affiliated consolidated entities of Bona Film, the shareholders thereof and/or the Founder, on the other hand) occurs after the closing of the Acquisition Transaction and prior to the Maturity Date, all interest accrued on the outstanding principal amount of this Note until such termination shall be due and payable on the date of such termination. This Note or any portion thereof shall cease to bear interest where this Note or such portion of this Note is redeemed or repaid pursuant to Condition 6, from the date of redemption or repayment. For the avoidance of doubt, the interest shall not be compounded.

4.                                      Transfers of this Note; Issue of Certificates

4.1                               A Noteholder may Transfer all, but not less than all, of this Note if permitted under and in accordance with the provisions of Annex 2 to these Conditions (Transfer Regulations) by delivering the Certificate issued in respect of this Note to the Specified Office of the Issuer. In order to be Transferred, this Note shall be accompanied by a written instrument of transfer in the form set out in Annex 1 to these Conditions (Form of Transfers) (or in such other form as may be approved by the Issuer from time to time) together with the Certificate and a Deed of Adherence duly signed by the transferee of this Note.

4.2                               Upon surrender for Transfer of this Note at the Specified Office of the Issuer and subject to Condition 4.1, the Issuer shall execute and deliver, in the name of the designated transferee, a new Certificate in respect of the transferred Note, of like tenor and aggregate principal amount. The new Certificate for the transferred Note shall, within three (3) Business Days of delivery or surrender of the original Certificate, be made available for collection by the transferee at the Specified Office of the Issuer, or at the transferee’s request, by uninsured international air courier at the risk and expense of the transferee to such address as the transferee or holder, as applicable, may specify.

5.                                      Redemption

5.1                               Redemption of Maturity

Unless previously redeemed or cancelled as provided herein and except as otherwise provided herein, the Issuer shall redeem this Note at the outstanding principal amount of this Note plus all accrued and unpaid interest on the Maturity Date.

5.2                               Redemption as a result of a default

If an Event of Default occurs, the Noteholder may at any time thereafter issue a notice of default to the Issuer requiring redemption in accordance with Condition 7.2.

5.3                               Early redemption

From the Issue Date to Maturity Date, this Note may be redeemed, at the option of the Issuer, in whole or in part, on giving not less than 10 Business Days’ notice in the form of Early Redemption Notice set out in Annex 3 (an “Early Redemption Notice”) in accordance with Condition 9 (which notice shall be irrevocable), on the date specified in the Early Redemption Notice for redemption (the “Redemption Date”) at an aggregate amount equal to the sum of the outstanding principal amount of this Note so redeemed and all unpaid interest accrued on such outstanding principal amount.  The Noteholder shall surrender the Certificate issued in respect of this Note to the Specified Office for cancellation prior to the Redemption Date. In the event of a partial redemption, the Issuer shall issue a new Certificate to the Noteholder in respect of this Note not so redeemed.

5.4                               Cancellation

Once redeemed in full under this Condition 5, this Note shall be cancelled.

6.                                      Payments

6.1                               Payment of principal, premium (if any) and interest (if any) shall be made by electronic wire transfer of immediately available funds to the registered account designated by the Noteholder. Payments of principal and premium (if any) shall only be made against surrender of the relevant Certificate at the Specified Office of the Issuer.

6.2                               [Reserved].

6.3                               Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the first following day which is a Business Day) shall be initiated and, where payment is to be made by cheque, the cheque shall be mailed (at the risk and, if mailed at the request of the holder otherwise than by ordinary mail, expense of the holder) on the due date for payment (or, if it is not a Business Day, the immediately following Business Day) or, in the case of a payment of principal and premium (if any), if later, on the Business Day on which the relevant Certificate is surrendered at the Specified Office of the Issuer.

6.4                               A Noteholder shall not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if and to the extent only that such date is not a Business Day or, in the case of payment of principal and premium (if any), if the Noteholder is late in surrendering the relevant Certificate (if required to do so).

6.5                                                                               (a)                                 If any of the Issuer and the Covenantors fails to pay any sum in respect of this Note when the same becomes due and payable under these Conditions, interest shall accrue on the overdue sum at the interest rate of 5.75 per cent. above the Interest Rate per annum (the “Default Interest Rate”) from and including the date upon which such sum was due but not paid until all sums due in respect of this Note are received by the Noteholder.

(b)                                 Notwithstanding any other provision to the contrary in any Transaction Document, if an Event of Default occurs other than due to non-payment of any sum in respect of this Note when the same becomes due and payable, interest shall accrue on the outstanding principal amount of this Note at the Default Interest Rate from date of occurrence of the Event of Default until such Event of Default is remedied (if capable of remedy) or the due date for redemption (as the case may be).

7.                                      Event of Default

7.1                               Any of the following shall constitute an “Event of Default”:

(a)                                 the Issuer fails to pay any principal or premium in respect of this Note on the due date for payment thereof or on the due date for redemption thereof and such payment is overdue for ten (10) Business Days;

(b)                                 the Issuer fails to pay any interest on any of this Note or any Covenantor fails to pay any amount under the Transaction Documents on the due date for payment thereof and such payment is overdue for ten (10) Business Days;

(c)                                  a material default (except for the events specified in this Condition 7.1) is made by any Covenantor in the performance or observance of any covenant, condition or provision contained in any of the Transaction Documents to which it is a party and on its part to be performed or observed which default is incapable of remedy or, if it is capable of remedy, is not remedied within fifteen (15) Business Days following the service by a Noteholder on any Covenantor of written notice requiring such default to be remedied;

(d)                                 a resolution is passed or an order of a court of competent jurisdiction is made for the bankruptcy, winding up or dissolution of the Issuer;

(e)                                  an encumbrancer takes possession or a receiver is appointed over the whole or a material part of the assets or undertaking of the Issuer;

(f)                                   a distress, execution or seizure order before judgment is levied or enforced upon or issued out against the whole or a material part of the property of any Covenantor and is not discharged within sixty (60) days thereof;

(g)                                  any Covenantor is unable to pay its debts as and when they fall due or the Issuer shall initiate or consent to proceedings relating to itself under any applicable bankruptcy, reorganization or insolvency law or make an assignment for the benefit of, or enter into any composition with, its creditors;

(h)                                 proceedings shall have been initiated against any Covenantor under any applicable bankruptcy, reorganization or insolvency law and such proceedings shall not have been discharged or stayed within a period of sixty (60) days;

(i)                                     any step is taken by any person for the appointment of a liquidator (including provisional liquidator), receiver, judicial manager, trustee, administrator, agent or similar officer of the Issuer or over all or any part of the assets of any Covenantor;

(j)                                    any step is taken by any judicial, governmental or administrative authority with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of any Covenantor;

(k)                                 it is or becomes unlawful for a Covenantor to perform or the Covenantor is or may otherwise become unable to perform any of its obligations under the Transaction Documents to which it is a party;

(l)                                     a Covenantor repudiates or rescinds a Transaction Document or expresses an intention to repudiate or rescind a Transaction Document;

(m)                             the death of the Founder or the criminal conviction of  Founder under applicable PRC laws which conviction shall have become non-appealable; or

the Issuer shall immediately notify the Investor in writing of any matter or thing which arises or becomes known to it which constitutes (or with the giving of any notice and/or lapse of time and/or the fulfillment of any other requirement would, constitute) an Event of Default.

7.2                               If an Event of Default occurs, the Noteholder may issue a notice of default to the Issuer and, at the discretion of the Noteholder, require all or any part of this Note be redeemed at the outstanding principal amount plus all accrued and unpaid interest thereon together with additional amount equal to the Default Interest Rate on the outstanding principal amount of this Note being redeemed from the date of notice of default until the date this Note (or any part thereof) is properly redeemed hereunder.

8.                                    Covenants

Before this Note is fully redeemed,

8.1                               the Issuer undertakes not to incur any financial indebtedness that is (A) contractually more senior in right of payment than this Note or (B) pari passu in right of payment to this Note, in each case without the Investor’s prior oral consent;

8.2                               the Issuer undertakes not to voluntarily initiate any bankruptcy, winding up or dissolution proceeding of the Issuer without the Investor’s prior written consent;

8.3                               the Founder undertakes to remain as the sole shareholder of Vantage and not Transfer an interest in any securities in Vantage without the Investor’s prior written consent, except as expressly contemplated under the Transaction Documents;

8.4                               Vantage undertakes to remain as the sole shareholder of the Issuer and not to Transfer an interest in any securities in the Issuer without the Investor’s prior written consent, except as expressly contemplated under the Transaction Documents; and

8.5                               the Issuer undertakes not to Transfer an interest in any Bona Shares it holds or will hold without the Investor’s prior written consent, except (i) as expressly contemplated under the Transaction Documents, or (ii) any Transfer of Bona Shares or any interest in Bona Shares representing no more than 10% of the outstanding Bona Shares as of the date hereof.

9.                                    Notices

Clause 11 (Notices) of the Investment Agreement shall apply to these Conditions.

10.                               Replacement of Certificates

Should any Certificate be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Issuer upon payment by the claimant of reasonable expenses incurred in connection with the, replacement and upon such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements shall be issued.

11.                               Specified Office

For the purpose of these Conditions, the “Specified Office” of the Issuer shall be 18/F Tower 1, U-town Office Building, No.1 San Feng Bei Li, Chaoyang District, Beijing 100020, China (Attention: Zou Menglei) or such other office as may be notified by the Issuer to the Investor in accordance with Condition 9.

12.                               Partial invalidity

If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

13.                               Governing Law and Dispute Resolution

13.1                        This Note (including this Condition 13) is governed by and shall be construed in all respects in accordance with the laws of Hong Kong.

13.2                        Clause 15 of the Investment Agreement shall apply mutatis mutandis.

ANNEX l

FORM OF TRANSFER

ANNEX 2

TRANSFER REGULATIONS

ANNEX 3

NOTICE OF EARLY REDEMPTION

SKILLGREAT LIMITED
(incorporated in the British Virgin Islands with limited liability)

US$55,695,651.88 SECURED AND GUARANTEED EXCHANGEABLE NOTE DUE 2018

Issued pursuant to a resolution of its Board of Directors of SKILLGREAT LIMITED (the “Issuer”) passed on October 22, 2015.

THE ISSUER HEREBY CERTIFIES that Uranus Connection Limited is the holder of US$55,695,651.88 in principal amount of the above-mentioned Exchangeable Note (this “Note”). This Note is issued with the benefit of and subject to the provisions of the terms and conditions (the “Conditions”) attached hereto which shall form an integral part of this Certificate.

For value received, the Issuer promises to pay the holder of this Note in respect of which this Certificate is issued such amount or amounts as shall become due in respect of this Note and otherwise to comply with the Conditions.

This Note is irrevocably and unconditionally guaranteed by the Founder (as defined in the Conditions) and has the benefits of the Collateral (as defined in the Conditions).

Any reference herein to the Conditions is to the terms and conditions of this Note attached hereto and any reference to a numbered Condition is to the correspondingly numbered provision thereof.

This Certificate shall not be valid for any purpose until executed by the Issuer.

This Note is governed by and shall be construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

GIVEN under the common seal of SKILLGREAT LIMITED this 22nd day of October 2015.

Director

Notes:

This Note cannot be transferred to bearer on delivery and is only transferable to the extent permitted by Condition 4. This Certificate must be delivered to the specified office of the Issuer for cancellation and reissue of an appropriate Certificate in the event of any such transfer.

TERMS AND CONDITIONS OF THE NOTE

14.                               Interpretation

14.1                        In these Conditions, the following terms and expressions shall, unless the context otherwise requires, have the following meanings:

“Closing” has the meaning given to it in the Consortium Agreement.

“Collateral” means the Security Interests created by the Notes Security Documents and the property, rights and interests over which such Security Interests are given;

“Default Interest Rate” has the meaning given to it in Condition 7.5;

“Early Redemption Notice” has the meaning given to it in Condition 6.3;

“Exchange Bona Shares” has the meaning given to it in Condition 5.2;

“Exchange Equity Interests” has the meaning given to it in Condition 5.3;

“Exchange Date” means the date on which the Investor Exchange Notice is served on the Issuer, as applicable;

“Exchange Period” means the Pre-Closing Exchange Period or the Post-Closing Exchange Period, as applicable.

“Exchange Price” means US$27.4.

“Exchange Right” means the right of the Investor to exchange this Note for Exchange Bona Shares or Exchange Equity Interests pursuant to these Conditions;

“Event of Default” has the meaning given to it in Condition 8;

“Founder” means Mr. Yu Dong (于冬);

“Guarantee” means the guarantee given by the Founder in favor of the Investor pursuant to clause 7 of the Investment Agreement;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Investor” means Uranus Connection Limited, company incorporated in the British Virgin Islands;

“Investor Exchange Notice” has the meaning given to it in Condition 5.1.1;

“Investment Agreement” means the investment agreement dated October 19, 2015 entered into between the Issuer, the Founder and the Investor pursuant to which the Issuer agreed to issue this Note;

“Issue Date” means October 22, 2015, being the date on which the Note was first issued;

“Maturity Date” means October 22, 2018, as may be extended pursuant to Clause 6.5 of the Investment Agreement;

“Noteholder” means a holder of this Note who is the Investor or a transferee of this Note pursuant to a Transfer permitted by Condition 4;

“Security Interests” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

“Pre-Closing Exchange Period” has the meaning given to it in Condition 5.1.1;

“Post-Closing Exchange Period” has the meaning given to it in Condition 5.1.2;

“Redemption Date” has the meaning given to it in Condition 6.3;

“Specified Office” has the meaning given to it in Condition 12;

“United States Dollar” or “US$” means the lawful currency for the time being of the United States of America; and

“Vantage” means Vantage Global Holdings Ltd, a company incorporated with limited liability under the laws of the British Virgin Islands, which is wholly owned by the Founder.

14.2                        Any capitalized terms used but not defined herein shall have the same meanings as given to them under the Investment Agreement.  Condition headings in these Conditions are included for convenience of reference only and shall not constitute a part of this Note for any other purpose.  The Annex to this Certificate form part of this Certificate and shall be read accordingly.

14.3                        References to :

14.3.1              costs, charges or expenses include any withholding, value added, turnover or similar tax charged in respect thereof;

14.3.2              an action, remedy or method of judicial proceedings for the enforcement of rights of creditors include references to the action, remedy or method of judicial proceedings in jurisdiction other than Hong Kong as shall most nearly approximate thereto; and

14.3.3              a contract, document or security is to that contract, document or security as amended, novated, supplemented, restated or replaced from time to time.

14.4                        In these conditions, the expression “subsidiary” shall have the same meaning as defined in the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).

14.5                        Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the Issue Date) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.  References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

15.                               Covenant to Pay, Status, Guarantee and Collateral

15.1                        The Issuer shall when this Note becomes due to be redeemed, unconditionally pay to or to the order of the Noteholder in United States Dollars in immediately available funds the principal amount of this Note becoming due on such date together with any premium and interest due and payable in respect thereof in accordance with these Conditions.

15.2                        This Note constitutes senior, direct, unconditional and secured obligations of the Issuer and shall, save for such exceptions as may be provided by mandatory provisions of applicable law, at all times rank pari passu and without any preference or priority among themselves. The obligations of the Founder under the Guarantee shall, save for such exceptions as may be provided by mandatory provisions of applicable law, at all times rank at least equally with all of his other present and future senior, direct, unsubordinated, unconditional and unsecured obligations.

15.3                        This Note shall have the benefit of the Collateral subject to the provisions of the Notes Security Documents.

15.4                        The due payment of all sums expressed to be payable by the Issuer under this Note has been unconditionally and irrevocably guaranteed by the Founder in accordance with the terms of the Guarantee.

15.5                        The obligations of the Issuer under the Transaction Documents are initially secured by the Security Interests granted by the Covenantors, as evidenced by the Notes Security Documents, in accordance with and subject to the provisions in the Notes Security Documents

16.                               Interest

The Note shall not bear any interest.

17.                               Transfers of this Note; Issue of Certificates

17.1                        A Noteholder may Transfer all, but not less than all, of this Note if permitted under and in accordance with the provisions of Annex 2 to these Conditions (Transfer Regulations) by delivering the Certificate issued in respect of this Note to the Specified Office of the Issuer. In order to be Transferred, this Note shall be accompanied by a written instrument of transfer in the form set out in Annex 1 to these Conditions (Form of Transfers) (or in such other form as may be approved by the Issuer from time to time) together with the Certificate and a Deed of Adherence duly signed by the transferee of this Note.

17.2                        Upon surrender for Transfer of this Note at the Specified Office of the Issuer and subject to Condition 4.1, the Issuer shall execute and deliver, in the name of the designated transferee, a new Certificate in respect of the transferred Note, of like tenor and aggregate principal amount. The new Certificate for the transferred Note shall, within three (3) Business Days of delivery or surrender of the original Certificate, be made available for collection by the transferee at the Specified Office of the Issuer, or at the transferee’s request, by uninsured international air courier at the risk and expense of the transferee (in the case of a transfer) to such address as the transferee or holder, as applicable, may specify.

18.                               Exchange Right

18.1                        This Note may be exchanged as follows:

18.1.1              in the event that the Investor Parties enter into an amendment to the Consortium Agreement and become a party thereto prior to the execution of the Merger Agreement, at any time thereafter and before the execution of the Merger Agreement (the “Pre-Closing Exchange Period”), the Noteholder may elect to exchange this Note, in whole and not in part, into Bona Shares by delivery of an exchange notice to the Issuer in the form set out in Annex 3 to these Conditions (the “Investor Exchange Notice”) together with the Certificate issued in respect of this Note;

18.1.2              in the event that the Investor Parties do not enter into an amendment to the Consortium Agreement and become a party thereto prior to the execution of the Merger Agreement, at any time after the Closing and prior to the 30th day after the Closing (the “Post-Closing Exchange Period”), the Noteholder may elect to exchange this Note, in whole and not in part, into equity interest in Holdco by delivery of the Investor Exchange Notice together with the Certificate issued in respect of this Note;

18.2                        The amount of Bona Shares (the “Exchange Bona Shares”) transferable upon exchange of this Note pursuant to Condition 5.1.1 shall be equal to the quotient obtained by dividing the outstanding principal amount of this Note by the Exchange Price (rounding up to a whole number).

18.3                        The amount of equity interests in Holdco (the “Exchange Equity Interests”) transferable upon exchange of this Note pursuant to Condition 5.1.2 shall be the number of Exchange Bona Shares determined pursuant to Clause 5.2, subject to proportional adjustment based on the ratio of the number of outstanding equity interests of Holdco immediately prior to such exchange to that of Bona Film immediately prior to the Closing (rounding up to a whole number).

18.4                        The Exchange Bona Shares to be transferred to the Investor shall be subject to the Memorandum and the Articles of Association (or equivalent constitution documents or bye-laws) of Bona Film.

18.5                        The Exchange Equity Interests to be transferred to the Investor shall be subject to the Memorandum and the Articles of Association (or equivalent constitution documents or bye-laws) of Holdco.

18.6                        On completion of the exchange, the principal amount outstanding on this Note shall be deemed to be redeemed in full. The Issuer shall transfer or procure the transfer to the Exchange Bona Shares or the Exchange Equity Interests to the Investor, as the case may be, provided that the Noteholder shall cause the release of the Collateral securing this Note immediately prior to such transfer in accordance with the Notes Security Documents.

18.7                        To the extent permitted under the applicable law, listing rules and regulations of the relevant stock exchange, the Issuer shall procure the completion of the transfer of the Exchange Bona Shares or the Exchange Equity Interests upon the exercise of the Exchange Right under this Condition 4 as soon as practicable and in any event not later than fifteen (15) Business Days after the Exchange Date (subject to the Noteholder’s compliance with the proviso contained in Clause 5.6).

18.8                        Upon the exchange of this Note, this Note shall be cancelled.

19.                               Redemption

19.1                        Redemption of Maturity

Unless previously redeemed, exchanged or cancelled as provided herein and except as otherwise provided herein, the Issuer shall redeem this Note at the outstanding principal amount of this Note on the Maturity Date.

19.2                        Redemption as a result of a default

If an Event of Default occurs, the Noteholder may at any time thereafter issue a notice of default to the Issuer requiring redemption in accordance with Condition 8.2.

19.3                        Early redemption

From the earlier to occur of (A) the expiration of the Exchange Period, and (B) a Noteholder confirms in writing that it will not exercise its Exchange Right hereunder, to the Maturity Date, this Note may be redeemed, at the option of the Issuer, in whole or in part, on giving not less than 10 Business Days’ notice in the form of Early Redemption Notice set out in Annex 4 (an “Early Redemption Notice”) in accordance with Condition 9 (which notice shall be irrevocable), on the date specified in the Early Redemption Notice (the “Redemption Date”) for redemption at the outstanding principal amount of the Noes so redeemed.  The Noteholder shall surrender the Certificate issued in respect of this Note to the Specified Office for cancellation prior to the Redemption Date. In the event of a partial redemption, the Issuer shall issue a new Certificate to the Noteholder in respect of this Note not so redeemed.

19.4                        Cancellation

Once redeemed in full under this Condition 6, this Note shall be cancelled.

20.                               Payments

20.1                        Payment of principal, premium (if any) and interest (if any) shall be made by electronic wire transfer of immediately available funds to the registered account designated by the Noteholder. Payments of principal and premium (if any) shall only be made against surrender of this Certificate at the Specified Office of the Issuer.

20.2                        [Reserved].

20.3                        Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the first following day which is a Business Day) shall be initiated and, where payment is to be made by cheque, the cheque shall be mailed (at the risk and, if mailed at the request of the holder otherwise than by ordinary mail, expense of the holder) on the due date for payment (or, if it is not a Business Day, the immediately following Business Day) or, in the case of a payment of principal and premium (if any), if later, on the Business Day on which the relevant Certificate is surrendered at the Specified Office of the Issuer.

20.4                        A Noteholder shall not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if and to the extent only that such date is not a Business Day or, in the case of payment of principal and premium (if any), if the Noteholder is late in surrendering the relevant Certificate (if required to do so).

20.5                                                                        (a)                                 If any of the Issuer and the Covenantors fails to pay any sum in respect of this Note when the same becomes due and payable under these Conditions, interest shall accrue on the overdue sum at the interest rate of 15 per cent. per annum (the “Default Interest Rate”) from and including the date upon which such sum was due but not paid until all sums due in respect of this Note are received by the Noteholder.

(b)                                 Notwithstanding any other provision to the contrary in any Transaction Document, if an Event of Default occurs other than due to non-payment of any sum in respect of this Note when the same becomes due and payable, interest shall accrue on the principal amount of the outstanding principal amount of this Note at the Default Interest Rate from date of occurrence of the Event of Default until such Event of Default is remedied (if capable of remedy) or the due date for redemption (as the case may be).

21.                               Event of Default

21.1                        Any of the following shall constitute an “Event of Default”:

(n)                                 the Issuer fails to pay any principal or premium in respect of this Note on the due date for payment thereof or on the due date for redemption thereof and such payment is overdue for ten (10) Business Days;

(o)                                 the Issuer fails to pay any interest on any of this Note or any Covenantor fails to pay any amount under the Transaction Documents on the due date for payment thereof and such payment is overdue for ten (10) Business Days;

(p)                                 a material default (except for the events specified in this Condition 8.1) is made by any Covenantor in the performance or observance of any covenant, condition or provision contained in any of the Transaction Documents to which it is a party and on its part to be performed or observed which default is incapable of remedy or, if it is capable of remedy, is not remedied within fifteen (15) Business Days following the service by a Noteholder on any Covenantor of written notice requiring such default to be remedied;

(q)                                 the Issuer fails to transfer the Exchange Equity Interests as and when such Exchange Equity Interests are requested to be transferred following exercise of the Exchange Rights in accordance with the terms of this Note pursuant to Condition 4 (unless such failure is primarily caused  by the Investor’s own fault);

(r)                                    a resolution is passed or an order of a court of competent jurisdiction is made for the bankruptcy, winding up or dissolution of the Issuer;

(s)                                   an encumbrancer takes possession or a receiver is appointed over the whole or a material part of the assets or undertaking of the Issuer;

(t)                                    a distress, execution or seizure order before judgment is levied or enforced upon or issued out against the whole or a material part of the property of any Covenantor and is not discharged within sixty (60) days thereof;

(u)                                 any Covenantor is unable to pay its debts as and when they fall due or any Covenantor or the Issuer shall initiate or consent to proceedings relating to itself under any applicable bankruptcy, reorganization or insolvency law or make an assignment for the benefit of, or enter into any composition with, its creditors;

(v)                                 proceedings shall have been initiated against any Covenantor under any applicable bankruptcy, reorganization or insolvency law and such proceedings shall not have been discharged or stayed within a period of sixty (60) days;

(w)                               any step is taken by any person for the appointment of a liquidator (including provisional liquidator), receiver, judicial manager, trustee, administrator, agent or similar officer of the Issuer or over all or any part of the assets of any Covenantor;

(x)                                 any step is taken by any judicial, governmental or administrative authority with a view to the seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the assets of any Covenantor;

(y)                                 it is or becomes unlawful for a Covenantor to perform or the Covenantor is or may otherwise become unable to perform any of its obligations under the Transaction Documents to which it is a party;

(z)                                  a Covenantor repudiates or rescinds a Transaction Document or expresses an intention to repudiate or rescind a Transaction Document;

(aa)                          the death of the Founder or the criminal conviction of  Founder under applicable PRC laws which conviction shall have become non-appealable; or

the Issuer shall immediately notify the Investor in writing of any matter or thing which arises or becomes known to it which constitutes (or with the giving of any notice and/or lapse of time and/or the fulfillment of any other requirement would, constitute) an Event of Default.

21.2                        If an Event of Default occurs, the Noteholder may issue a notice of default to the Issuer and, at the discretion of the Noteholder, require all or any part of this Note be redeemed at the outstanding principal amount of this Note together with additional amount equal to the Default Interest Rate on the outstanding principal amount of this Note being redeemed from the date of notice of default until the date this Note (or any part thereof) is properly redeemed hereunder.

22.                               Covenants

Before this Note is fully redeemed or exchanged,

22.1                        the Issuer undertakes not to incur any financial indebtedness that is (A) contractually more senior in right of payment than this Note or (B) pari passu in right of payment to this Note, in each case without the Investor’s prior oral consent;

22.2                        the Issuer undertakes not to voluntarily initiate any bankruptcy, winding up or dissolution proceeding of the Issuer without the Investor’s prior written consent;

22.3                        the Founder undertakes to remain as the sole shareholder of Vantage and not to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of (“Transfer”) an interest in any securities in Vantage without the Investor’s prior written consent, except as expressly contemplated under the Transaction Documents;

22.4                        Vantage undertakes to remain as the sole shareholder of the Issuer and not to Transfer an interest in any securities in the Issuer without the Investor’s prior written consent, except as expressly contemplated under the Transaction Documents; and

22.5                        The Issuer undertakes not to Transfer an interest in any Bona shares it holds or will hold without the Investor’s prior written consent, except (i) as expressly contemplated under the Transaction Documents, or (ii) any Transfer of Bona Shares or any interest in Bona Shares representing no more than 10% of the outstanding Bona Shares as of the date hereof.

23.                               Notices

Clause 11 (Notices) of the Investment Agreement shall apply to these Conditions.

24.                               Replacement of Certificates

Should any Certificate be lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Issuer upon payment by the claimant of reasonable expenses incurred in connection with the, replacement and upon such terms as to evidence and indemnity as the Issuer may reasonably require. Mutilated or defaced Certificates must be surrendered before replacements shall be issued.

25.                               Specified Office

For the purpose of these Conditions, the “Specified Office” of the Issuer shall be 18/F Tower 1, U-town Office Building, No.1 San Feng Bei Li, Chaoyang District, Beijing 100020, China (Attention: Zou Menglei) or such other office as may be notified by the Issuer to the Investor in accordance with Condition 10.

26.                               Partial invalidity

If, at any time, any provision of the Transaction Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

27.                               Specific performance

The parties to this Note agree and acknowledge that a party with rights under this Note may be irreparably harmed by any breach of its terms and that damages alone may not necessarily be an adequate remedy.  Accordingly, a party bringing a claim under this Note will be entitled to the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, for any threatened or actual breach of its terms, and no proof of special damages will be necessary to enforce this Note.

28.                               Governing Law and Dispute Resolution

28.1                        This Note (including this Condition 15) is governed by and shall be construed in all respects in accordance with the laws of Hong Kong.

28.2                        Clause 15 of the Investment Agreement shall apply mutatis mutandis.

ANNEX l

FORM OF TRANSFER

ANNEX 2

TRANSFER REGULATIONS

ANNEX 3

INVESTOR EXCHANGE NOTICE

ANNEX 4

NOTICE OF EARLY REDEMPTION

SCHEDULE 3

FORM OF SHARE CHARGE

EXHIBIT 1

DEED OF ADHERENCE